Exhibit 14.1

AGL CREDIT MANAGEMENT, LLC

AGL CLO CREDIT MANAGEMENT, LLC

AGL US DL MANAGEMENT LLC

AGL PRIVATE CREDIT INCOME FUND

CODE OF ETHICS

May 29, 2024

TABLE OF CONTENTS

I. INTRODUCTION	1

II. PURPOSE AND SCOPE OF THE CODE	1

III. DEFINITIONS	3

IV. STANDARDS OF CONDUCT	6

1. Personal Securities Transactions	6
2. Professional Integrity, Fair Dealing and Preferential Treatment	9
3. Political Contributions	10
4. Gifts and Gratuities	11
5. Entertainment and Meals	12
6. Outside Business Activities	12

V. GENERAL POLICIES FOR INDEPENDENT DIRECTORS	12

1. Standards of Conduct	12
2. Personal Trading Restrictions	13
3. Reporting Exemptions	13
4. Serving on Other Boards of Directors and Officerships	13

VI. ADMINISTRATION OF THE CODE	13

1. Training	14
2. Annual Certification	14
3. Determination of Covered Persons	14
4. Violations and Sanctions	14
5. Annual Review of the Code	14
6. Exemptive Procedure	14

VII. ADDITIONAL ADMINISTRATION PROCEDURES APPLICABLE TO THE BDC	15

1. Reporting to the Board	15
2. Application/Waivers Relating to the BDC	15

VIII. STATEMENT ON THE PROHIBITION OF INSIDER TRADING	15

1. Background	15
2. Policy	16
3. Who is an Insider?	16
4. What is Material Information?	17
5. What is Non-public Information?	17
6. Bases for Liability	17
7. Penalties for Insider Trading	18
8. Controlling the Flow of Sensitive Information	18

I.	INTRODUCTION

This Code of Ethics and Personal Trading Policy (the “Code”) has been adopted by each of AGL Credit Management, LLC (“AGL Credit”), AGL CLO Credit Management, LLC (“AGL CLO”), AGL US DL Management LLC (“AGL Direct Lending”; together with AGL Credit and AGL CLO, the “Advisers”)) and AGL Private Credit Income Fund (the “BDC ), in compliance with Rule 17j-1 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and, in the case of the Advisers, Section 204A-1 of the Investment Advisers Act of 1940, as amended (the “Adviser Act”). The Code is based on the principles that (i) directors and officers of the BDC owe a fiduciary duty to the BDC, and the managers, officers and employees of each Adviser owe a fiduciary duty to the clients of such Adviser, to conduct their personal securities transactions in a manner that does not interfere with the transactions of the clients of the Advisers or otherwise take unfair advantage of their relationship with such clients and (ii) managers, officers and employees of each Adviser owe a fiduciary duty to the clients of such Adviser to act with the utmost integrity in all of their dealings with clients.

Each Company and its employees are subject to certain laws, rules and regulations governing personal securities trading, conflicts of interest, treatment of client assets and information, generally prohibiting fraudulent, deceptive or manipulative conduct. The Code is designed to ensure compliance with these. The actual requirements of the Code may vary depending on the employee’s business role of respective subsidiary so care should be taken by each employee to understand how the Code applies to them.

Ethics are important to each Company and to its management. Each Company is committed to the highest ethical standards and to conducting its business with the highest level of integrity. All officers, trustees and employees of a Company are responsible for maintaining this level of integrity and for complying with the policies contained in this Code. If you have a question or concern about what is proper conduct for you or anyone else, please raise these concerns with the CCO, or follow the procedures outlined in applicable sections of this Code.

II.	PURPOSE AND SCOPE OF THE CODE

The purposes of the Code are to (i) establish standards of conduct and procedures relating to personal securities transactions and related accounts that reflect the fiduciary duties each Adviser owes to its clients, (ii) establish policies and procedures reasonably designed to detect and prevent activities that are or could be perceived as violating a fiduciary duty, breaching confidentiality obligations or creating a conflict of interest and (iii) require Covered Persons to comply with applicable securities laws and regulations. All Covered Persons are subject to the Code and must comply with its requirements, including, without limitation, the restrictions on personal securities transactions, and certify that they have read the Code and agree to comply with it. Unless otherwise stated herein, Independent Directors are only required to comply with Article V – General Policies for Independent Directors as well as the applicable requirements in this Article II – Purpose and Scope of the Code and Article VIII – Statement on the Prohibition of Insider Trading.

With respect to the Advisers, the Code is also intended to adhere to the principles set forth by the Loan Syndications and Trading Association, Inc. (the “LSTA”), an organization founded to promote integrity, fairness, efficiency, order and liquidity in a growing syndicated loan market.

This Code is intended to:

•	help you recognize ethical issues and take the appropriate steps to resolve these issues;

•	deter ethical violations to avoid any abuse of position of trust and responsibility;

•	maintain confidentiality of our business activities;

•	assist you in complying with applicable securities laws;

•	assist you in reporting any unethical or illegal conduct; and

•	reaffirm and promote our commitment to a corporate culture that values honesty, integrity and accountability.

Further, it is the policy of each Company that no affiliated person of the Company shall, in connection with the purchase or sale of any security, directly or indirectly:

•	employ any device, scheme or artifice to defraud any client or prospective client;

•	make any untrue statement of a material fact or omit to state a material fact in order to make the statement made, in light of the circumstances under which it is made, not misleading;

•	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any client or prospective client; or

•	engage in any manipulative practices with respect to our business activities.

The administration of the Code, which is facilitated by the CCO, is predicated upon the following principles: (1) Covered Persons of an Adviser shall always place the interest of the Adviser’s clients ahead of personal interests; (2) personal securities transactions shall be conducted in such a manner as to avoid any actual or apparent conflict of interest or any abuse of a Covered Person’s position of trust and responsibility; and (3) Covered Persons shall always be aware of how their actions may look in hindsight, and never take inappropriate advantage of their positions. Without limiting the foregoing or anything else contained in this Code, Covered Persons must comply with all applicable federal securities laws. The CCO may delegate certain responsibilities in connection with this Code to a designated individual (i.e., a designee) but shall retain ultimate responsibility to properly administer the Code’s provisions.

In addition, there are reporting forms that Covered Persons have to complete under this Code; the initial holdings report and annual holdings report and quarterly transactions reports which are facilitated through the Compliance Platform. The Compliance Platform is a product of a third-party service provider and is used, for among other things, to administer code of ethics reporting including personal securities transactions reports, outside business activities requests, gifts/entertainments expenditure requests, and political contributions. Independent Directors are not provided access to the Compliance Platform.

All Covered Persons must complete the acknowledgement of having received, read, and understood this Code and renew that acknowledgment on a yearly basis. The CCO has the authority to grant written waivers of the provisions of this Code in appropriate instances. However, (i) it is expected that waivers will be granted only in rare instances, and (ii) some provisions of the Code are prescribed by SEC rules and cannot be waived. The Companies treat violations of this Code very seriously. If you violate this Code, the Companies may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of any trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.

III.	DEFINITIONS

Advisory Person. “Advisory Person” means (i) any director, officer, general partner or employee of AGL Direct Lending or the BDC, or any company in a Control relationship to AGL Direct Lending or the BDC, who in connection with his/her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of any Covered Security by the BDC, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and (ii) any natural person in a Control relationship to AGL Direct Lending or the BDC, who obtains information concerning recommendations made to the BDC with regard to the purchase or sale of any Covered Security to the BDC.

Automatic Investment Plan. “Automatic Investment Plan” refers to any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

Beneficial Ownership. “Beneficial Ownership” shall be determined in accordance with Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that the determination of direct or indirect Beneficial Ownership shall apply to all securities, and not just equity securities, that a Covered Person has or acquires. Rule 16a-1(a)(2) provides that the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect pecuniary interest in any equity security. Therefore, a Covered Person may be deemed to have Beneficial Ownership of securities held by members of his or her immediate family sharing the same household, or by certain partnerships, trusts, corporations, or other arrangements.

Board. “Board” means the board of trustees of the BDC.

CCO. “CCO” means, with respect to each Company, the Chief Compliance Officer of such Company, or such person as the Chief Compliance Officer may delegate.

Company. “Company” means each of the Advisers and the BDC individually, except in situations where information in the Code applies to the business activities of one or multiple of the entities or there is reference specific and exclusive to AGL Credit, AGL CLO, AGL Direct Lending or the BDC.

Compliance Platform. “Compliance Platform” means the compliance monitoring platform designated by the CCO from time to time to assist in the administration of the Code.

Control. “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act.

Covered Account. “Covered Account” means, for purposes of this Code (and in keeping with the Advisers Act), any securities account held at a broker-dealer or bank in which the Covered Person (i.e., employee, spouse, or household member) maintains Beneficial Ownership and has discretionary authority to transact the securities or Limited Offerings held in the accounts at their own volition.

Covered Associate. “Covered Associate” of an Adviser is defined in the Pay-to-Play Rule as: (i) any general partner, managing member or executive officer, or other individual with a similar status or function; (ii) any employee who solicits a government entity for the investment adviser and any person who supervises, directly or indirectly, such employee; and (iii) any political action committee controlled by the investment adviser or by any of its covered associates. The Pay-to-Play Rule provides that only natural persons (and political action committees (“PACs”) controlled by those natural persons or by the investment adviser) are covered associates.

Covered Investment Pool. “Covered Investment Pool” is defined in the Pay-to-Play Rule as including (i) an investment company registered under the Investment Company Act that is an investment option of a plan or program of a government entity; or (ii) any company that would be an investment company under Section 3(a) of the 1940 Act, but for the exclusion provided from that definition by Section 3(c)(1), Section 3(c)(7) or Section 3(c)(11) of the 1940 Act. The Pay-to-Play Rule specifies that, when a Government Entity invests in a Covered Investment pool, the investment adviser to that Covered Investment pool will be treated as providing advisory services directly to the Government Entity.

Covered Person. “Covered Person” means (a) any director, officer, or partner of an Adviser (or any other person occupying a similar status or performing similar functions); (b) any employee of an Adviser; (c) any other person who provides advice on behalf of an Adviser and is subject to an Adviser’s supervision and control; (d) any director, officer, general partner or Advisory Person of AGL Direct Lending or the BDC; and (e) any person who (i) has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any client managed by the Adviser or its control affiliates or (ii) is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic.

For purposes of this Code, the term “Covered Person” shall not include any independent contractor unless such individual: has access to nonpublic information regarding any advisory clients’ purchase or sale of securities; or nonpublic information regarding the portfolio holdings of any advisory client of our firm (or its control affiliates); manages or has access to such recommendations for any advisory client; or is involved in making securities recommendations to clients that are nonpublic. A Covered Person shall also not include any person who the CCO determines to be a Non-Covered Person.

The CCO shall retain ultimate authority to classify any individual associated with a Company as a Covered Person. The CCO maintains records of the status of all relevant persons under the Code pursuant to Rule 204-2 of the Advisers Act and/or Rule 17j-1(f) under the Investment Company Act and will inform each such person about that person’s status, as necessary.

Covered Security. “Covered Security” means any interest or instrument commonly known as a security or a Limited Offering (e.g., private investments including funds where the Adviser is the general partner, sponsor or issuer) held in a Covered Account, except that it shall not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end funds other than reportable funds (i.e., registered funds that the Adviser acts as investment adviser or is the sponsor or issuer, as may become applicable); and (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

Government Entity. “Government Entity” is defined in the Pay-to-Play Rule as any state or political subdivision of a state, including, among other entities specified in the Rule, (i) any agency, authority, or instrumentality of the State or political subdivision; (ii) a pool of assets sponsored or established by a State or political subdivision, or any agency, authority or instrumentality thereof, including a defined benefit plan (also see Covered Investment Pool), or a state general fund; (iii) a plan or program of a government entity; and (iv) officers, agents, or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

Federal Securities Laws. “Federal Securities Laws” has the meaning ascribed to it in Rule 38a-1 under the Investment Company Act and means the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act (relating to privacy regulation), and any rules adopted thereunder by the Securities and Exchange Commission (the “SEC”) or the Department of the Treasury.

Independent Director. “Independent Director” means a trustee of the BDC who is not an “interested person” of the BDC within the meaning of Section 2(a)(19) of the Investment Company Act.

IPO. “IPO” means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

Limited Offering. “Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(a)(2) or Section 4(a)(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act.

Non-Covered Persons. “Non-Covered Persons” or “Non-Supervised Person” shall be considered synonymous terms under this Code and shall mean any employee (including independent contractors or temporary workers) that does not meet the definition of “Covered Person” and is also subject to information barriers (electronic and physical) from gaining access to investment recommendations for any advisory clients.

Official. “Official” of a Government Entity, is defined in the Pay-to-Play Rule as including any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a Government Entity, if the office (i) is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a Government Entity, or (ii) has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a Government Entity.

Regulated Person. “Regulated Person” is defined under the SEC Pay-to-Play Rule to include a FINRA member firm, provided that: (a) FINRA rules prohibit member firms from engaging in distribution or solicitation activities if certain political contributions have been made; and (b) the SEC, by order, finds that such rules impose substantially equivalent or more stringent restrictions on member firms than the SEC Pay-to-Play Rule imposes on investment advisers and that such rules are consistent with the objectives of the SEC Pay-to-Play Rule.

Pay-to-Play Rule. “Pay-to-Play Rule” means Rule 206(4)-5 of the Advisers Act.

Purchase or Sale of a Covered Security. “Purchase or Sale of a Covered Security” is broad and includes, among other things, the writing of an option to purchase or sell a covered security, or the use of a derivative product to take a position in a Covered Security.

Restricted List. The Restricted List identifies those securities that the Companies or its Covered Persons may not trade due to (i) some restriction under the securities laws; (ii) the Companies or its Covered Persons (other than the Independent Directors) may be deemed to possess material non-public information about the issuer of such securities; or (iii) the Companies have otherwise determined they must prohibit Covered Persons from trading in those issuers’ securities to preclude conflicts of interests that may impact current or proposed portfolio holdings of its advisory clients.

IV.	STANDARDS OF CONDUCT

No Covered Person of an Adviser shall engage, directly or indirectly, in any business transaction or arrangement for personal profit that is not in the best interests of the advisory clients; nor shall he or she make use of any confidential information gained by reason of his or her employment by or affiliation with the Companies or any of its affiliates, in order to derive a personal profit for himself or herself or for any Covered Account, in violation of the fiduciary duty owed to the advisory clients.

No Covered Person shall dispense any information concerning securities holdings or securities transactions of the Companies or the advisory clients to anyone outside the firm without obtaining prior written approval from the CCO, or such person or persons as these individuals may designate to act on their behalf. Notwithstanding the preceding sentence, such Covered Person may dispense such information without obtaining prior written approval:

•	when there is a public report containing the same information;

•	when such information is dispensed in accordance with compliance procedures established to prevent conflicts of interest between the Companies and their affiliates;

•	in order to report to the applicable Adviser or, when applicable, to the trustees of the BDC; or

•	in the ordinary course of his or her duties on behalf of the Companies.

All personal securities transactions should be conducted consistent with this Code and in such manner as to avoid actual or potential conflicts of interest, the appearance of a conflict of interest, or any abuse of an individual’s position of trust and responsibility within the Companies.

1.	PERSONAL SECURITIES TRANSACTIONS

Securities Appearing on the Restricted List. No Covered Person shall purchase or sell from a Covered Account, directly or indirectly, any security included on the Restricted List in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership. Covered Persons are required to review the Restricted List prior to engaging in any securities transactions. These trading restrictions shall not apply to the following:

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purchases or sales effected in any personal investment account over which the Covered Person (whether employee or household member) has no direct influence or control (Note: An employee is presumed to have direct influence or control over the account of a spouse, minor child, or other dependent relatives);

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purchases or sales that are non-volitional on the part of either the Covered Person or a fund in which an Adviser is the investment adviser (Note: This provision may include brokerage accounts in which the employee has given full discretionary authority to a financial professional to manage investment purchases and sales);

•	purchases which are part of any Automatic Investment Plan;

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purchases effected upon the exercise of rights issued by an issuer pro-rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

•	purchases or sales of exchange-traded funds (ETFs) or closed-end fund or mutual funds. (Note: Open-end mutual funds are excluded from the definition of Covered Security).

IPOs and Limited Offerings. Covered Persons may not acquire Beneficial Ownership in any IPO without the prior consent of the CCO (or designee), which consent shall be granted so long as such Covered Person’s participation in the IPO is not to the disadvantage of the Adviser’s clients or is determined to be unlawful. Covered Persons may not acquire any security in a Limited Offering without express prior approval by the CCO or, if the Covered Person seeking to acquire such security is the CCO, then the proposed transaction of the CCO must be pre-approved by either the Chief Executive Officer or Chief Operating Officer (each, a “Principal Officer”). The Principal Officer shall use the same criteria to evaluate the transaction request of the CCO as for all other Covered Persons. This pre-clearance requirement in connection with Limited Offerings shall also apply to any private funds in which an Adviser is the investment adviser or in which an Adviser or any related person (i.e., affiliates or entities under common control) to the Adviser is the general partner, sponsor or issuer.

Prohibition on Transacting in Covered Securities. No Covered Person shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which such Covered Person knows or should have known at the time of such purchase or sale is being considered for purchase or sale by a client, or is held in the client’s portfolio unless such Covered Person has obtained pre-clearance for such purpose from the CCO.

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A Covered Person who becomes aware that the client is considering the purchase or sale of any Covered Security must immediately notify the CCO of any interest that such Covered Person may have in any outstanding Covered Security.

•	A Covered Person shall similarly notify the CCO of any other interest or connection that such Covered Person might have in or with such issuer.

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Once a Covered Person becomes aware that a client is considering the purchase or sale of a Covered Security in its portfolio, such Covered Person may not engage in any transaction in such Covered Security.

•	The foregoing notifications or permission may be provided verbally, but should be confirmed in writing as soon and with as much detail as possible.

Securities Appearing on the Portfolio and Pipeline Reports. The holdings of the BDC’s portfolio are detailed in the Portfolio Report. Covered Persons will also receive, as frequently as necessary, the names of those entities that are being considered for investment by the BDC’s portfolio in the Pipeline Report. Covered Persons are required to review these reports prior to engaging in any securities transactions. No Covered Person shall execute a securities transaction in any security on the Portfolio and Pipeline Reports unless such Covered Person has obtained pre-clearance for such purpose from the CCO.

A. Management of the Restricted List

The Restricted List is managed in accordance with the compliance manual adopted by the Advisers (the “Compliance Manual”) and is updated periodically on an as needed basis; therefore, employees should not presume that a transaction previously approved will automatically be approved at a future date as the Restricted List will be updated periodically and without prior notice.

B. Pre-Clearance Reports

Prior to a Covered Person purchasing or selling a Covered Security or a security requiring pre-clearance pursuant to this Article IV, Section 1 – Personal Securities Transactions, the Covered Person must submit such proposed trade for pre-approval by the CCO (or, if the Covered Person seeking to purchase or sell such security is the CCO to, one of the Principal Officers). Such approval is to be given by the CCO or, if applicable, by one of the Principal Officers. The pre-clearance effectiveness period commences the day on which approval pursuant this Code is communicated to the Covered Person and continues through the end of the first business day after the business day on which such approval is communicated. Employees are required to submit pre-clearance requests in connection with each Covered Security in Covered Accounts or other securities requiring pre-clearance to the CCO via the Compliance Platform and await receipt of approval from the CCO before effecting the transaction.

C. Reporting Requirements

The following reporting procedures have been established to assist Covered Persons in avoiding a violation of this Code, and to assist the Companies in preventing, detecting and imposing sanctions for violations of this Code. Every Covered Person must follow these procedures. Questions regarding these procedures should be directed to our CCO. All Covered Persons are subject to the reporting requirements set forth in the next section except:

•	Transactions effected for, and any Covered Security held in, any account over which the Covered Person has no direct or indirect influence or control; or

•	Transactions effected pursuant to an Automatic Investment Plan.

The CCO may delegate review of these reports to a designee but shall ultimately be responsible for reviewing all reports referenced below.

D. Initial and Annual Holdings Reports

Within ten (10) days of becoming a Covered Person and not later than February 14th of each year thereafter, each Covered Person must submit a report to the CCO with the information listed below. These reports will be initiated by the CCO via the Compliance Platform, and each employee is required to submit these reports and statements through the Compliance Platform or make arrangements to exercise automated reporting from their brokerage firms to the CCO via the Compliance Platform. (Note: The CCO, in situations where the employees’ covered brokerage account is maintained at a broker-dealer or bank that permits automated account statement delivery, will initiate the direct feeds with the broker-dealer or bank via the Compliance Platform.)

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The title, number of shares, the exchange ticker symbol, CUSIP or SEDOL number and principal amount of all Covered Securities in which the Covered Person has any direct or indirect Beneficial Ownership interest.

•	The name of any broker, dealer, or bank with whom the Covered Person maintains a securities account.

•	The date the report is submitted.

•	The report should contain information that is no more than 45 days old.

E. Quarterly Transaction Reports

Every Covered Person shall, within 30 days of the end of each calendar quarter, report to the CCO, with respect to personal securities transactions in any Covered Account, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Covered Security the information listed below.

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The date of the transaction, the title, the exchange ticker symbol, CUSIP or SEDOL number and the number of shares, and the principal amount of each Covered Security involved. For investments which are not publicly traded securities, the Covered Person shall upload information necessary to complete information requested by the designated electronic system (i.e., the Compliance Platform).

•	The nature of the transaction (i.e., a purchase, sale or any other type of acquisition or disposition).

•	The price at which the transaction was effected.

•	The name of the broker-dealer or bank with or through whom the transaction was effected.

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If the Covered Person has established a brokerage account for which the Covered Person has Beneficial Ownership during the quarterly period, the name of the broker, dealer or bank and the date the account was established.

•	The date the report is submitted.

F. Confirmations and Account Access

Covered Persons shall, within 10 days of being designated as a Covered Person, and on a quarterly basis thereafter, upload their corresponding information for brokerage accounts for which he/she has Beneficial Ownership (whether direct or indirect) into the Compliance Platform to ensure that relevant transaction data is obtained for subsequent review by the CCO. Covered Persons need not make the quarterly transaction reports with respect to transactions where the quarterly transaction report would duplicate information provided pursuant to this section so long as such confirmations are received by, or information available to, the CCO within the time period required by the quarterly transaction report section.

2.	PROFESSIONAL INTEGRITY, FAIR DEALING AND PREFERENTIAL TREATMENT

This section of the Code is applicable to the Advisers and Covered Persons of the Advisers, as applicable. The Adviser, as a registered investment adviser with the SEC, maintains a fiduciary obligation to its clients. As such, all Adviser employees must act in accordance with this obligation and the Adviser’s professional standards in carrying out their daily responsibilities including making investment decisions, undertaking commitments, and performing their duties without favoritism of any kind and award business or contracts strictly based on merit. As examples, the Adviser and its employees must perform key tasks for the clients inclusive of best execution analyses to help ensure that trade executions are commensurate with the Adviser’s standards and also mitigate conflicts in the allocation of investment opportunities amongst the clients. Consequently, the Compliance Manual includes policies and procedures to establish controls and set forth uniform protocols for employees to follow.

An Adviser’s employee should not actively seek nor accept a discount on any item for personal use from a business contact. If such a person extends preferential treatment (for example, offers a discount) to an employee in a personal transaction, the employee must have the preferential treatment pre-approved by the CCO (or designee) before proceeding with the transaction.

Professional Integrity and Fair Dealing. In its capacity as a loan market participant, and in accordance with LSTA standard, the Adviser and its Covered Persons should conduct their loan market activities and relationships in accordance with high standards of fair dealing and with integrity, honesty, and good faith, including by behaving in a manner that will promote confidence in the structural veracity and overall soundness of the loan market. In this regard, Adviser personnel shall strive to be knowledgeable about, and behave in accordance with, all applicable laws, regulations, and rules.

Moreover, the Adviser has established internal controls and compliance policies and procedures (see Compliance Manual) key to meeting our fiduciary obligations under the Advisers Act and the professional conduct standard of the LSTA, such as: addressing financial stability, risk assessments, maintaining current records, and protecting confidential information secure. The preceding controls and policies/procedures are reasonably designed to ensure that the Adviser’s advisory services and loan market activities are conducted in accordance with applicable laws, regulations, and rules as well as internal policies. Each Covered Person must abide by these policies and procedures, in part, to ensure the ethical standards required under the Advisers Act, and promoted by the LSTA, are followed. Additionally, the Adviser and its employees are responsible for completing necessary training and performing adequate supervision to ensure the Adviser’s loan market activities are facilitated in accordance with the provisions of the LSTA guidelines.

3.	POLITICAL CONTRIBUTIONS

This section of the Code is applicable to the Advisers and Covered Associates of the Advisers, as applicable. As a means reasonably designed to prevent fraudulent, deceptive, or manipulative acts, practices, or courses of business, within the meaning of the Pay-to-Play Rule, the Adviser and its Covered Associates are prohibited from making contributions to any one official, per election, that exceeds the strict maximum exception amount of (a) $350, if the Covered Associate is entitled to vote for the candidate, or (b) $150 if the Covered Associate is not entitled to vote for the candidate (the “de minimis thresholds”), without preclearance.

Policy: Investment advisers that seek to influence government officials’ awards of advisory contracts by making or soliciting political contributions to those officials compromise their fiduciary duties to the pension plans they advise and defraud prospective clients. The Pay-to-Play Rule is intended to combat contributions to elected officials made to influence the award of contracts to manage public pension plan assets and other government investment accounts based on their campaign contributions rather than on merit because it could result in higher than necessary fees or inferior investment performance. The SEC defines “contributions” in the Pay-to-Play Rule broadly to include gifts, loans, advances, or deposit of money or anything of value. The rule importantly does not ban or limit the amount of political contributions the Adviser, or its Covered Associates, can make; rather, it strictly imposes a limited “time-out” on being compensated by a government client for providing advisory services after a contribution is made. The rule also includes a provision that prohibits any indirect action that would be prohibited if the same action were done directly.

Procedure: In every case and if beyond the de minimis thresholds, in connection with the Adviser seeking to be or being selected as an investment adviser for a government client:

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The Adviser may not provide advisory services for compensation to a government entity, either directly or through a pooled investment vehicle (specifically, a private fund or a business development company that is an investment option of a participant-directed plan or program of a government entity, including a college savings plan like a 529 plan and a retirement plan like a 403(b) or 457 plan), for two years after the Adviser or a Covered Associate made a contribution to an elected official or candidate for political office, if the office is directly or indirectly responsible for, or can influence, that government entity’s selection of the Adviser;

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The Adviser and its Covered Associates may not pay or agree to pay a third-party placement agent or “finder” to solicit business from a government entity on the Adviser’s behalf unless the third party is a Regulated Person, such as an SEC registered broker-dealer or registered investment adviser subject to Pay-to-Play restrictions; and

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The Adviser and its Covered Associates may not solicit or coordinate contributions (i.e., “bundling”), with others, to a political official, candidate, or political party in a state or locality where the Adviser provides or is seeking to provide advisory services.

The Pay-to-Play Rule provides exceptions from the two-year time-out prohibition above, with respect to contributions, if they do not exceed the de minimis thresholds, or were made by a person more than six months before becoming a Covered Associate or were discovered by the Adviser and returned by the official within the rule’s specified period and subject to certain other conditions. Where none of the above exceptions are available, the Pay-to-Play Rule also permits an investment adviser, to apply to the SEC to grant conditionally or unconditionally, an exemption from the Pay-to-Play Rule’s prohibition for time-out from compensation, as provided by the rule.

The Adviser, if seeking government clients, requires all political contributions of more than $150 per election, by the Adviser and its Covered Associates (this includes persons with ownership interest, partnership or membership interests, or executives of the Adviser or its sponsored fund’s’ General Partners, and all others individuals who solicit a Government Entity or Officials for the Adviser’s advisory services, or as investors in its sponsored funds, as well as those who supervise those who solicit such investors) to be pre-approved by the CCO, and for all new hires (who are to become Covered Associates of the Adviser) to identify all political contributions to any Official for the past two years prior to their employ by the Adviser to be reviewed for compliance with the above Pay-to-Play Rule prohibitions. The Adviser will maintain all records related to Officials, Government Entities, Covered Investment Pools, Covered Associates and Political Contributions that will demonstrate compliance with the above prohibitions and limits.

4.	GIFTS AND GRATUITIES

This section of the Code is applicable to the Advisers and Covered Persons of the Advisers, as applicable. No employee may accept or receive on their own behalf or on behalf of the Adviser any gift or other accommodation which has a value in excess of a de minimis amount of $250 per calendar year from any government official (domestic or foreign), third party service provider, vendor, broker, public company, securities salesman, client, limited partner of any of the Adviser’s clients, or prospective client or investor (collectively, a “business contact”). No employee may accept cash gifts or cash equivalents from any such person. This prohibition applies equally to gifts to members of the employee’s immediate family or household. Any gifts or accommodations in excess of the de minimis amount must be submitted to the CCO for prior approval via the Compliance Platform. The CCO will maintain documentation of all such requests and resulting approvals or denials in the Compliance Platform.

No employee may give on their own behalf or on behalf of the Adviser any gift or other accommodation which has a value in excess of a de minimis amount of $250 to a business contact that may be construed as an improper attempt to influence the recipient. These policies are not intended to prohibit normal business entertainment or otherwise inhibit gifts for “life events” (such as a wedding or birth of a child) in which the employee and gift recipient have a personal or familial relationship.

5.	ENTERTAINMENT AND MEALS

This section of the Code is applicable to the Advisers and Covered Persons of the Advisers, as applicable. Payment for entertainment or meals for business contact(s) where the employee is not accompanied by the person purchasing the entertainment or meals is considered a gift, subject to the guidelines covered above in Gifts and Gratuity. Acceptance of meals and entertainment where the business contact is the host and is present is generally permitted. However, the acceptance of particularly lavish entertainment or entertainment with excessive frequency is generally inappropriate and should be refused. Entertainment in poor taste or that adversely reflects on the morals or judgment of the individuals attending the event is considered inappropriate and also should be refused. Finally, under no circumstances should entertainment be accepted which may affect or be construed to affect any future dealing with that person. Failure to abide by these guidelines may result in disciplinary action.

6.	OUTSIDE BUSINESS ACTIVITIES

All Covered Persons’ board memberships, advisory positions, trade group positions, management positions, or any involvement with public companies must be fully disclosed and submitted for prior approval to the CCO (or designee), with the exception of purely charitable or civic involvements which do not impinge on the employee’s work commitment to the Adviser. Approval must be obtained through the CCO (which is facilitated through the Compliance Platform); and will ordinarily require consideration by the Principal Officers. The Adviser can deny approval for any reason.

V.	GENERAL POLICIES FOR INDEPENDENT DIRECTORS

As explained above, unless otherwise stated herein, Independent Directors are only required to comply with Article V – General Policies for Independent Directors as well as the applicable requirements in Article II-Purpose and Scope of the Code and Article VIII – Statement on the Prohibition of Insider Trading

1.	STANDARDS OF CONDUCT

The core principles that govern an Independent Director’s personal trading consist of the following:

•	The affirmative duties of care, loyalty, honesty and good faith to act in the best interests of the BDC.

•	The requirement that all personal trading must be in compliance with the Code, all applicable laws, rules and regulations and such Independent Director’s fiduciary duty to the BDC.

•	An Independent Director should not take inappropriate advantage of his/her position.

An Independent Director shall not engage, directly or indirectly, in any business transaction or arrangement for personal profit that is not in the best interests of the BDC or its shareholders; nor shall he or she make use of any confidential information gained by reason of his or her employment by or affiliation with the BDC, the BDC Adviser or any of its affiliates, in order to derive a personal profit for himself, in violation of the fiduciary duty owed to the BDC and its shareholders.

No Independent Director shall dispense any information concerning securities holdings or securities transactions of the BDC to anyone outside the BDC without obtaining prior written approval from the CCO, or such person or persons as these individuals may designate to act on their behalf. Notwithstanding the preceding sentence, such Access Person may dispense such information without obtaining prior written approval:

•	When there is a public report containing the same information;

•	When such information is dispensed in accordance with compliance procedures established to prevent conflicts of interest between the BDC and its affiliates;

•	When such information is reported to trustees of the BDC; or

•	In the ordinary course of his or her duties on behalf of the BDC.

2.	PERSONAL TRADING RESTRICTIONS

An Independent Director may not purchase or acquire direct or indirect Beneficial Ownership of any Covered Security, and may not sell or dispose of any Covered Security in which the Independent Director has direct or indirect Beneficial Ownership, if the Independent Director knows or should know at the time of entering into the transaction that: (1) the BDC has purchased, acquired, sold or disposed of the Covered Security within the last fifteen (15) calendar days, or is purchasing, acquiring, selling or disposing of or intends to purchase, acquire, sell or dispose of the Covered Security in the next fifteen (15) calendar days; or (2) AGL Direct Leding has within the last fifteen (15) calendar days considered purchasing, acquiring, selling or disposing of the Covered Security for the BDC or within the next fifteen (15) calendar days intends to consider purchasing, acquiring, selling or disposing of the Covered Security for the BDC.

3.	REPORTING EXEMPTIONS

(i)	Holdings Reports

An Independent Director is exempt from filing initial and annual holdings reports as described in Article IV, Section 1.D – Initial and Annual Holdings Reports. An Independent Director is exempt from filing quarterly holdings reports as described in Article IV, Section 1.E– Quarterly Holdings Reports, unless such Independent Director knew or should have known that during the fifteen (15) calendar days immediately before or after the transaction in a Covered Security that the BDC purchased, acquired, sold or disposed of the Covered Security or the BDC considered the purchase, acquisition, sale or disposition of the Covered Security. If an Independent Director is required to make a holdings report, the Independent Director should contact the CCO, or designee of the CCO, for assistance in making such holdings report.

(ii)	Brokerage Accounts; Trade Confirmations and Account Statements

An Independent Director is exempt from delivering brokerage account and related information as described in Article IV, Section 1.F – Confirmations and Account Access.

4.	SERVING ON OTHER BOARDS OF DIRECTORS AND OFFICERSHIPS

An Independent Director is required to notify the CCO, or designee of the CCO, of any service on or resignation or termination from a business-related or non-business-related board of directors, board of trustees, officership or other similar position.

VI.	ADMINISTRATION OF THE CODE

The CCO has overall responsibility for administering the Code.

1.	TRAINING

All new employees designated as Covered Persons shall be trained by the CCO, as appropriate, regarding the requirements of this Code. In addition, Covered Persons will receive periodic updates, as appropriate, regarding compliance with this Code. Training typically takes place through organized meetings, though teleconference, video conferencing or possibly computer-based training may also be used.

2.	ANNUAL CERTIFICATION

The Companies shall provide all Covered Persons with a copy of this Code and any amendments. All Covered Persons must certify annually, in writing and via the Compliance Platform, that they have read and understand the Code and have complied with its requirements.

3.	DETERMINATION OF COVERED PERSONS

The CCO shall determine as necessary, from time to time, whether persons meet or do not meet the definition of “Covered Persons.” The determination of the CCO shall be final. Currently all employees are deemed Covered Persons.

4.	VIOLATIONS AND SANCTIONS

Upon discovering a violation of this Code: (a) a Covered Person shall report such violation to the CCO (or, if the Covered Person in violation of this Code is the CCO, to the Principal Officers shall be notified promptly); and/or (b) the Companies may impose such sanctions as it deems appropriate, including, among other things, a letter of sanction, suspension or termination of the employment of the violator. All material violations of this Code and any sanctions imposed with respect thereto shall be reported periodically to the Principal Officers.

5.	ANNUAL REVIEW OF THE CODE

This Code shall be reviewed at least annually and, at such time(s), shall be revised to reflect any changes in law or other changes to this Code deemed appropriate. The CCO will document such changes to the Code, where applicable, and provide instructions to all Covered Persons concerning any new requirements attendant to the Code.

6.	EXEMPTIVE PROCEDURE

The CCO may grant exemptions from the requirements in this Code in appropriate circumstances and with documentation to be retained in accordance with the Adviser’s recordkeeping policies (as described in the Compliance Manual). In addition, violations of the provisions regarding personal trading will presumptively be subject to being reversed in the case of a violative purchase, and to disgorgement of any profit realized from the position by payment of the profit to any client disadvantaged by the transaction, or to a charitable organization, as determined by the Companies, unless the violator establishes to the satisfaction of the Company that under the particular circumstances disgorgement would be an unreasonable remedy for the violation.

VII.	ADDITIONAL ADMINISTRATION PROCEDURES APPLICABLE TO THE BDC

1.	REPORTING TO THE BOARD

The CCO has overall responsibility for reporting on the administration of and compliance with the Code and related matters to the Board and the Audit Committee of the Board (the “Audit Committee”). No less frequently than annually, our CCO must furnish to the Board and Audit Committee, and the Board and/or Audit Committee must consider, a written report that describes any issues arising under the Code or its procedures since the last report to the Board, including but not limited to, information about material violations of the Code or its procedures and any sanctions imposed in response to material violations. This report should also certify that the BDC has adopted procedures reasonably designed to prevent persons subject to the Code from violating the Code.

2.	APPLICATION/WAIVERS RELATING TO THE BDC

Insofar as other policies or procedures of the BDC or AGL Direct Lending govern or purport to govern the behavior or activities of all persons who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. Solely in connection to the BDC’s Form 8-K obligations, any amendment or waiver of the Code for an executive officer or member of the Board must be made by the Board and disclosed on a Form 8-K filed with the Securities and Exchange Commission within four business days following such amendment or waiver.

VIII.	STATEMENT ON THE PROHIBITION OF INSIDER TRADING

Failure by a Covered Person or an applicable Independent Director to recognize the importance of safeguarding information and using information appropriately is greatly detrimental both to the Covered Person’s or an Independent Director’s future and to the Companies. The information provided below should provide a useful guide about what constitutes insider trading and material inside information. In the event that any Covered Person or Independent Director comes into possession of information that is not publicly available, either through your work with us or outside of the workplace, the Covered Person or Independent Director will be required to adhere to the Statement on the Prohibition of Insider Trading (the “Statement”) as described in the following pages. The Covered Person or Independent Director will also be subject to certain reporting requirements in connection with complying with the Code, as applicable.

1.	BACKGROUND

The securities laws and the rules and regulations of the self-regulatory organizations are designed to assure that the securities markets are fair and honest, that material information regarding a company is publicly available, and that a security’s price and volume are determined by the free interplay of economic forces. The anti-fraud rules of Federal Securities Laws prohibit, in connection with the purchase or sale of a security:

•	making an untrue statement of a material fact;

•	omitting to state a material fact necessary to make the statements made not misleading;

•	engaging in acts, practices or courses of business which would be fraudulent or deceptive.

Violation of these provisions is a crime that may result in imprisonment and can have other very serious repercussions for both the Adviser and the employee. Violators may be censured by the government or self-regulatory organizations, suspended, barred from the securities business or fined. In addition, violations may result in liability under the Federal Securities Laws, including the Insider Trading Sanctions Act of 1984 (“ITSA”) and the Insider Trading and Securities Fraud Enforcement Act of 1988 (“ITSFEA”). The Adviser’s actions with respect to any violations will be swift and forceful, since it is the victim of any such abuse.

In this connection, a violation of the Company’s policies and procedures regarding confidential information, disclosure and the use of confidential information may result in dismissal, suspension without pay, loss of pay or bonus, loss of severance benefits, demotion or other sanctions, whether or not the violation of the policy or procedure also constituted a violation of law. Trading while in possession of or tipping on the basis of non-public information could also result in civil or criminal liability which could lead to imprisonment, fines and/or a requirement of disgorgement of any profits realized, and as a result of the violation, to an injunction prohibiting the violator from being employed in the securities industry. The Company may initiate or cooperate in proceedings resulting in such penalties.

2.	POLICY

No person to whom the Statement applies, including officers, trustees or employees of the Company, may trade, either personally or on behalf of others, while in possession of material non-public information, nor may any officer, trustee or employee communicate material non-public information to others in violation of the law. This conduct is referred to as “insider trading.” Any questions regarding this policy and procedure should be directed to the CCO.

While the law concerning insider trading is not rigid, it generally is understood to prohibit:

•	trading by an “insider” while in possession of material non-public information;

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trading by a non-insider while in possession of material non-public information where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

•	communicating material non-public information to others.

The elements of a claim for insider trading and the penalties for unlawful conduct are described below.

3.	WHO IS AN INSIDER?

The concept of an “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, by way of example, attorneys, accountants, consultants, bank lending officers and employees of such organizations. According to the Supreme Court, a company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

4.	WHAT IS MATERIAL INFORMATION?

Trading on information is not a basis for liability unless the information is material. Information generally is considered “material” if there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision, or if the information is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates not previously disseminated, material changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Material information does not have to relate to a company’s business. For example, Carpenter v. United States, 108 S. Ct. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether or not those reports would be favorable.

Any questions that you may have as to whether information is material must be addressed with the CCO before acting in any way on such information.

5.	WHAT IS NON-PUBLIC INFORMATION?

Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is public. For example, information found in a report filed with the SEC, or appearing in Reuters, Bloomberg or a Dow Jones publication or in any other publication of general circulation would, generally, be considered public. In certain instances, information disseminated to certain segments of the investment community may be deemed “public.” For example, research communicated through institutional information dissemination services such as First Call. The amount of time since the information was first disseminated ordinarily is a factor regarding whether information is considered public.

6.	BASES FOR LIABILITY

Described below are circumstances under which a person or entity may be deemed to have traded on inside information, and prohibitions applicable, in particular to investment advisers.

1. Fiduciary Duty Theory. In 1980 the Supreme Court found that there is no general duty to disclose before trading on material non-public information, but that such a duty arises where there is a fiduciary relationship between the parties to the transaction. In such case, one party has a right to expect that the other party will not disclose any material non-public information and will refrain from trading. Chiarella v. U.S., 445 U.S. 22 (1980).

Insiders such as employees of an issuer are ordinarily considered to have a fiduciary duty to the issuer and its shareholders. In Dirks v. SEC, 463 U.S. 646 (1983), the Supreme Court stated alternative theories by which such fiduciary duties are imposed on non-insiders: they can enter into a confidential relationship with the company such as, among others, attorneys and accountants (“temporary insiders”) or they can acquire a fiduciary duty to the company’s shareholders as “tippees” if they are aware or should have been aware that they have been given confidential information by an insider or temporary insider who has violated his fiduciary duty to the company’s shareholders.

In the “tippee” situation, a breach of duty occurs only if the insider or temporary insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be of a financial nature, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

2. Misappropriation Theory. Another basis for insider trading liability is the “misappropriation” theory, where liability is established when trading occurs on material non-public information that was stolen or misappropriated from another person. In Carpenter v. United States, the Court found that a columnist defrauded The Wall Street Journal by communicating information prior to its publication to another person who used the information to trade in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

7.	PENALTIES FOR INSIDER TRADING

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include the following:

•	jail sentences;

•	civil injunction;

•	treble damages;

•	disgorgement of profits;

•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

•	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

8.	CONTROLLING THE FLOW OF SENSITIVE INFORMATION

The following procedures have been established to assist the Companies in controlling the flow of sensitive information so as to avoid the possibility of trading on material non-public information either on behalf of the Company or for themselves and to assist the Companies and their supervisory personnel in surveilling for, and otherwise preventing and detecting, insider trading. Every Covered Person must follow these procedures or risk serious sanctions by one or more regulatory authorities and/or the Company, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult the CCO.

1. Identifying Inside Information. Before trading for yourself or others in the securities of a company about which you have what you believe to be inside information, ask yourself the following questions:

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Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace? To what extent, for how long, and by what means has the information been disseminated? If information is not public, it normally may not be used in connection with effecting securities transactions; however, if you have any doubts whatsoever as to whether the information is public, you must ask the CCO prior to trading on, or communicating (except in accordance with the procedures and requirements herein) such information.

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Is the information material? Is this information that an investor would consider important in making his or her investment decision? Is this information that would substantially affect the market price of the securities if generally disclosed?

If, after consideration of the above, you believe that the information may be material and non-public, or if you have questions in that regard, you should take the following steps:

•	Report the matter immediately to the CCO.

•	Do not purchase or sell the securities on behalf of yourself or others.

•	Do not communicate the information inside or outside of the Companies, other than to the CCO.

•	After the CCO has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to communicate the information and then trade.

2. Restricting Access to Material Non-public Information. Information in your possession that you identify as material and non-public may not be communicated to anyone, except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed; access to computer files containing material non-public information should be restricted.

3. Personal Security Trading. All Covered Persons must trade in accordance with the provisions of the Code as well as the Statement in order to assist the Companies with monitoring for violations of the law.

4. Restricted List. As defined in the Code, the Companies will maintain a Restricted List. Disclosure outside of the Companies as to what issuers and/or securities are on the Restricted List could therefore constitute tipping and is strictly prohibited.

5. Supervision/Investigation. Should the CCO learn, through regular review of personal trading documents, or from some other source, that a violation of this Code is suspected, the CCO shall alert the Chief Executive Officer. Together these parties will determine who should conduct further investigation, if they determine one is necessary.